Exhibit 99.1

FOR IMMEDIATE RELEASE

DOMTAR AND CONIFEX AGREE TO TERMINATE DEAL

Montreal, January 7, 2008 – Domtar Corporation announced today that its wholly-owned subsidiary, Domtar Inc., and Conifex Inc. have terminated the agreement announced June 22, 2007, relating to the sale of Domtar Inc.’s forest products business.

Conifex was to acquire sawmills and other forest operations situated in Ontario and Québec. Both parties recognized that closing conditions had not been met pursuant to the terms of the agreement.

Domtar will continue to seek opportunities to maximize the value of these assets as well as pursue initiatives to improve their operational efficiency.

Domtar Corporation (NYSE/TSX: UFS) is the largest integrated producer of uncoated freesheet paper in North America and the second largest in the world based on production capacity, and is also a manufacturer of papergrade pulp. The Company designs, manufactures, markets and distributes a wide range of business, commercial printing, publication as well as technical and specialty papers with recognized brands such as First Choice®, Domtar Microprint®, Windsor Offset®, Cougar® as well as its full line of environmentally and socially responsible papers, Domtar EarthChoice®. Domtar owns and operates Domtar Distribution Group, an extensive network of strategically located paper distribution facilities. Domtar also produces lumber and other specialty and industrial wood products. The Company employs nearly 14,000 people. To learn more, visit www.domtar.com

All statements in this press release that are not based on historical fact are “forward-looking statements”. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the captions “Forward-Looking Statements” and “Risk Factors” of the prospectuses contained in the registration statement on Form S-4 filed with the SEC. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements contained in this press release.

TICKER SYMBOL	MEDIA RELATIONS	INVESTOR RELATIONS
UFS (NYSE, TSX)	Michel A. Rathier Tel.: 514-848-5103	Pascal Bossé Tel.: 514-848-5938